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                                                                  EXHIBIT 4.11



                            Photoelectron Corporation

                                 Promissory Note

$2,250,000                                              November 15, 1999
                                                        Lexington, Massachusetts

     For value received, the undersigned hereby promises to pay to PYC Corporation, a Liberian corporation ("PYC"), or order, the principal amount of Two Million Two Hundred and Fifty Thousand and no/100 Dollars $2,250,000) (or such lesser amount as shall have been advanced and remain outstanding and unpaid) on six months from the date hereof as described in the Agreement referred to below, in immediately available funds, and to pay interest on the unpaid principal amount hereof in like funds, for the period commencing on the date hereof until paid in full, at the rate of 8% per annum.

     Terms not otherwise defined herein shall be used as defined in such Agreement.

     Overdue payments of principal (whether at stated maturity, by acceleration or otherwise), and, to the extent permitted by law, overdue interest, shall bear interest, payable on demand in immediately available funds, at a rate per annum equal to 4% above the rate provided in such Agreement.

     The undersigned may request advances under this Note once every 30 days during the period from the date of this Note until the maturity hereof, whether stated maturity or accelerated maturity pursuant to the terms hereof. Each such request shall be in writing, addressed to PYC at the address thereof in the Agreement and may be in any amount, not exceeding $400,000 or such lesser amount which, together with all amounts advanced previously under this Note and remaining outstanding, does not exceed $2,250,000 in the aggregate, as the undersigned may specify.

     This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a Loan Agreement dated November 15, 1999 by and between the undersigned and PYC (herein, as the same may from time to time be amended or extended, referred to as the "Agreement"), but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay principal of and interest on this Note as herein provided.
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                                      -2-


     In case any default in the terms hereof or of the Agreement shall occur, or if the undersigned shall file for bankruptcy protection or become insolvent, the aggregate unpaid principal of, plus accrued interest on, this Note shall become or may be declared to be due and payable and no further advances pursuant to this Note shall be required.

     The undersigned may, at its option, prepay all or any part of the principal of this Note before maturity and is obligated to prepay this Note upon receipt by the undersigned of the proceeds of any future financings of the undersigned, the net proceeds of which to the undersigned in the aggregate equal or exceed $5,000,000.

     Upon the maturity or entire prepayment of this Note, PYC shall have the option, exercisable by written notice to the undersigned within 30 days subsequent to such maturity or prepayment, to convert this Note into Common Stock of the undersigned at a conversion price per share equal to the market price per share of Common Stock as of the date of such conversion, determined using the method set forth in the last sentence of (S)2 of the Agreement for determining the exercise price per Warrant (as defined in the Agreement).

     The undersigned hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).


                              PHOTOELECTRON CORPORATION


                              By: /s/ Euan S. Thomson
                                 ------------------------------------------

                              Title: President and Chief Operating Officer
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